As filed with the Securities and Exchange Commission on March 15, 2007
Registration No. 333-106538
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clark, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-2103926 (I.R.S. Employer Identification Number)
333 West Wacker Drive, Suite 810
Chicago, IL 60606
(312) 697-3450
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CLARK/BARDES, INC. 2002 STOCK OPTION PLAN
CLARK, INC. 2003 STOCK OPTION PLAN
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Kurt Laning
Vice President, Clark, Inc.
333 West Wacker Drive, Suite 810
Chicago, IL 60606
(312) 697-3450
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

Copies to:
Craig Vermie, Esq.
AUSA Holding Company
4333 Edgewood Road, NE
Cedar Rapids, IA 52499
(319) 355-8511
William J. Kelty, Esq.
Janet O. Love, Esq.
Lord Bissell & Brook LLP
111 South Wacker Drive
Chicago, IL 60606
312-443-0700

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES
     Clark, Inc. (f/k/a Clark/Bardes Holdings, Inc.), a Delaware corporation (“Clark”), is filing this post-effective amendment No. 1 to the registration statement on Form S-8 (Registration No. 333-106538) (the “Registration Statement”) to deregister certain shares of common stock that were registered pursuant to the Clark/Bardes, Inc. 2002 Stock Option Plan, the Clark, Inc. 2003 Stock Option Plan, and the Amended And Restated Employee Stock Purchase Plan (the “Plans”). On June 26, 2003 Clark filed the Registration Statement with the U.S. Securities and Exchange Commission, which registered 2,782,000 shares of common stock, par value $0.01 per share (“Common Stock”) to be offered or sold under the Plans. The Registration Statement also covered Preferred Share Purchase Rights that attached to and traded with the Common Stock, and an indeterminate number of additional shares of Common Stock that may become issuable under the Plans.
     On March 12, 2006 (the “Merger Date”), pursuant to an Agreement and Plan of Merger, dated as of November 1, 2006, by and among AUSA Merger Sub, Inc., a Delaware corporation (“Purchaser”), AUSA Holding Company, a Maryland corporation (“Parent”), and Clark, Clark became a wholly-owned subsidiary of Parent (the “Merger”). Clark has filed a certification and notice of termination on Form 15 with respect to its Common Stock.
     As a result of the Merger, Clark has terminated all offerings of Clark securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Clark is filing this post-effective amendment No. 1 to the Registration Statement to deregister all shares of Clark’s Common Stock covered by the Registration Statement which remained unissued on the Merger Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 15, 2007.

Clark, Inc.
By:	/s/ Peter Gilman

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Gilman	President and Director	March 15, 2007

/s/ James A. Beardsworth	Director	March 15, 2007

/s/Craig D. Vermie	Director	March 15, 2007